CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-184182 on Form N-2 of our report dated July 25, 2013, relating to the financial statements and financial highlights of First Trust Senior Floating Rate Income Fund II appearing in the Annual Report on Form N-CSR for First Trust Senior Floating Rate Income Fund II for the year ended May 31, 2013, and to the references to us under the headings "Financial Highlights" in the Prospectus, "Experts" in the Prospectus Supplement and "Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP


August 22, 2013